Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Penn Virginia GP Holdings, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333-143221) on Form S-8 of Penn Virginia GP Holdings, L.P. (the Partnership) of our report dated February 27, 2009, except as to paragraph 41 of Note 4 to the consolidated financial statements, which is as of August 11, 2009, with respect to the consolidated balance sheets of the Partnership as of December 31, 2008 and 2007, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the August 11, 2009 Current Report on Form 8-K of the Partnership.

/s/ KPMG LLP

Houston, Texas

August 11, 2009